Exhibit 99.(h)(7)

December 10, 2014

Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Re:  Aberdeen Equity Long-Short Fund

This letter agreement (“Agreement”) is entered into by and between Aberdeen Funds, on behalf of the Aberdeen Equity Long-Short Fund (the “Fund”), and Aberdeen Asset Management Inc. (“Aberdeen”), on behalf of itself as the investment adviser of the Fund.

Effective as of February 28, 2015, or the effective date of the 2015 annual update to the Fund’s registration statement, whichever occurs first, and through February 29, 2016, or the effective date of the 2016 annual update to the registration statement, whichever occurs first, Aberdeen agrees to reimburse the Fund for short-sale brokerage expenses at an annual rate of up to 0.15% of the Fund’s average daily net assets.  Amounts reimbursed by Aberdeen are not subject to recoupment at a later date.

Sincerely,

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan Goodson
Name:	Alan Goodson
Title:	Vice President

Agreed and Accepted:

ABERDEEN FUNDS, ON BEHALF OF

ABERDEEN EQUITY LONG-SHORT FUND

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President